UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 Or 15(D) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 9, 2009


                            ALTO GROUP HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)


           Nevada                           000-53592                27-0686507
(State or other Jurisdiction of            (Commission             (IRS Employer
 Incorporation or organization)            File Number)               I.D. No.)


                         620 Newport Ctr Drive Suite 570
                             Newport Beach, CA 92660
                                  949-644-1433
       (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant's executive offices)
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ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN
          OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 9, 2009, the Board of Directors of Alto Group Holdings elected Mr. Mark Daniel Klok to the Board of Directors and will serve as President and Chief Executive Officer. On this same date, the Board of Directors also elected Mr. Robert Barry Howie to the Board of Directors and he will serve as the company's Chief Operating Officer.

Mr. Mark Klok, 34, has over a decade of experience in a variety of mining exploration projects in both base metals and precious metals. He is versed in all aspects of exploration and mining having had a successful career in the exploration and development of gold and other minerals in Africa, Mexico, Columbia, Peru, and projects in North and South America. Mr. Klok has served in a consulting capacity and as an officer and director of numerous public and private companies. Mr. Klok will be actively involved in the development of the Company's African mineral holdings and will be personally overseeing the upcoming Phase 1 evaluation program. Based in New York, Mr. Klok will be the liaison for the Company with Alto's joint venture partners regarding ongoing corporate development of the Alto-Ashanti Gold Project.

Mr. Howie brings a lifetime of technical experience, having started his career in mining spanning more 40 years. From 1964 to 2006, Robert has worked at various mining companies such as Wilder and Associates, Scepter Resources Ltd. and Mexican Hunter S.A. de C.V and in various countries such as Australia, Mexico, USA, Costa Rica and West Africa. Mr. Howie's technical expertise includes mine planning, design and layout (underground, open pit and dredging), hard-rock mining plant fabrication and installation, placer mining plant fabrication and operation, and geophysical survey design and execution. Robert's management experience includes ground acquisition and exploration program planning and managing large work-forces in foreign countries.

Mr. Klok and Mr. Howie join Mr. Dale Paisley, Mr. Lee Rice and Ms. Natalie Bannister on the Board of Directors.

Compensation for each officer or director is $4,000.00 per month.

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
                                 SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTO GROUP HOLDINGS, INC.

Dated: November 16, 2009


By Mark Daniel Klok


/s/ Mark Daniel Klok
---------------------------------


By Robert Barry Howie


/s/ Robert Barry Howie
---------------------------------

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